Exhibit 99.1
ITEM 6. SELECTED FINANCIAL DATA
The selected financial data presented below for each of the past five fiscal periods should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Consolidated Financial Statements” and “Notes to Consolidated Financial Statements” included elsewhere in this Current Report on Form 8-K.

	Year Ended December 31,
	2008(1)	2007(1)	2006	2005	2004
	(in thousands, except per share and ratio data)
Revenues	$1,070,988	$992,513	$1,234,849	$688,615	$463,331
Cost of operations	1,084,581	719,768	887,003	571,768	398,875

Gross profit (loss)	(13,593)	272,745	347,846	116,847	64,456
Loss on asset impairments	2,551	141	8,931	—	7,173
Reduction in litigation provision	—	—	(13,699)	—	—
Net gain on asset disposal	(1,695)	(4,220)	(6,395)	(5,303)	(18,246)
Selling, general and administrative expenses	95,364	81,275	71,109	50,916	37,923

Operating income (loss)	(109,813)	195,549	287,900	71,234	37,606
Interest income	14,477	27,966	8,169	3,304	976
Interest expense	(16,439)	(15,463)	(10,787)	(10,192)	(14,797)
Other income (expense), net	(641)	3,826	705	1,668	(2,623)

Income (loss) from continuing operations before income taxes	(112,416)	211,878	285,987	66,014	21,162
Income taxes	6,775	53,234	86,242	31,256	14,640

Income (loss) from continuing operations, net of income taxes	(119,191)	158,644	199,745	34,758	6,522
Income from discontinued operations, net of income taxes (2)	—	—	—	—	15,910

Net income (loss)	$(119,191)	$158,644	$199,745	$34,758	$22,432

Net income (loss) per diluted share
Continuing operations	$(1.05)	$1.35	$1.70	$0.30	$0.06
Discontinued operations	0.00	0.00	0.00	0.00	0.14

Net income (loss)	$(1.05)	$1.35	$1.70	$0.30	$0.20

Ratio of earnings to fixed charges (3)	n/a (4)	6.9x	12.0x	5.6x	2.2x

Total assets (5)	$1,489,353	$1,588,605	$1,070,997	$844,662	$743,240
Working capital (5)	$380,894	$843,017	$460,126	$232,050	$186,647
Long-term debt (5)	293,926	$290,119	$73,260	$77,220	$81,180

(1)	As retrospectively adjusted, see Note 2 of the Notes to Consolidated Financial Statements

(2)	Includes the gain on the sale of our Liftboat Division in 2004 of $16.1 million net of tax.

(3)	For purposes of computing the ratios of earnings to fixed charges: (1) earnings consist of income from continuing operations before income taxes plus fixed charges, excluding capitalized interest, and (2) fixed charges consist of interest expense (including capitalized interest) and the estimated interest component of rent expense (one-third of total rent expense). There were no dividends paid or accrued during the periods presented above.

(4)	Earnings were inadequate to cover fixed charges by $75.6 million for 2008.

(5)	As of the end of the period.

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